UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
November 6, 2014

Date of Report (Date of earliest event reported)
Arch Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:
(441) 278-9250
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act     (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act     (17 CFR 240.13e-4(c))

ITEM 7.01    Regulation FD Disclosure.
On November 6, 2014, the Board of Directors (the “Board”) of Arch Capital Group Ltd. (“ACGL”) increased the aggregate purchase amount authorized under ACGL’s share repurchase program to $1.0 billion.  Repurchases under this authorization may be effected from time to time in open market or privately negotiated transactions through December 31, 2016.  The timing and amount of the repurchase transactions under this authorization will depend on a variety of factors, including market conditions and corporate and regulatory considerations.
The above information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
ITEM    8.01    Other Events.
Preferred Share Dividends. On November 6, 2014, the Board declared dividends with respect to the outstanding 13,000,000 shares of its 6.75% Non-Cumulative Preferred Shares, Series C, $0.01 per share (the “Series C Shares”), with a liquidation preference of $25.00 per share, as outlined below. All such dividends will be payable out of lawfully available funds for the payment of dividends under Bermuda law on December 31, 2014 to holders of record of the Series C Shares, as of December 15, 2014, unless determined otherwise by the Board or the Executive Committee of the Board on or prior to the applicable effective date.

Series	Effective Date for Declaration	Dividend Period	Dividend Amount	Rate Per Share
Series C	12/31/14	9/30/14-12/30/14	$5,484,375	$0.421875

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

ARCH CAPITAL GROUP LTD.
Date: November 7, 2014	By: /s/ Marc Grandisson Name: Marc Grandisson Title: Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups